EXHIBIT 21.1

SUBSIDIARIES

Cityvox SAS (France)

Eat24, LLC (Delaware)

Qype GmbH (Germany)

Qype Ltd. (England and Wales)

Qype SARL (France)

Qype Spain S.L. (Spain)

SeatMe, LLC (Delaware)

Yelp Australia Pty Ltd (Australia)

Yelp Canada Inc. (Canada)

Yelp Deutschland GmbH (Germany)

Yelp España S.L. (Spain)

Yelp France SAS (France)

Yelp Ireland Holding Company Limited (Ireland)

Yelp Ireland Limited (Ireland)

Yelp Italia S.r.l. (Italy)

Yelp Singapore PTE Ltd. (Singapore)

Yelp UK Ltd (England and Wales)

Yelp Japan, G.K. (Japan)

Yelp Brazil Servicos de Marketing Ltda. (Brazil)